Exhibit 99.1

Tetra Tech Reports Fourth Quarter Results

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the fourth quarter ended October 2, 2005.  In the quarter, diluted earnings per share was $0.16.  In the fourth quarter, the Company accounted for the divesture of three non-core business units.  The effect of these divestitures is shown as discontinued operations.  In the fourth quarter, diluted earnings per share from continuing operations was $0.22.  Revenue from continuing operations was $351.2 million, and revenue, net of subcontractor costs was $230.4 million in the quarter.  Cash generated from operations was approximately $30 million in the fourth quarter.

Fourth Quarter Results

Revenue for the fourth quarter was $351.2 million, down 7.4% from $379.3 million for the same quarter last year, primarily due to the exit from wireless communications and reductions in non-core business during fiscal 2005.  Revenue, net of subcontractor costs, for the quarter was $230.4 million, down 10.3% from $257.0 million for the same quarter last year.  Income from operations for the fourth quarter was $18.2 million compared to a loss of $11.7 million for the same period last year.  Loss from discontinued operations, net of tax, was $3.4 million versus $2.4 million for the same period last year.  Net income for the fourth quarter was $9.1 million compared to a net loss of $11.3 million for the same period last year.  Diluted earnings per share from continuing operations was $0.22 compared to a loss of $0.16 for the same period last year.  Diluted loss per share from discontinued operations was $0.06 versus $0.04 last year.  Overall, diluted earnings per share was $0.16 compared to a loss of $0.20 last year.  Of the three discontinued operations, one divestiture was completed during the fourth quarter, and the others are expected to be completed in the first half of fiscal 2006.

Twelve-Month Results

Revenue for the fiscal year ended October 2, 2005 was $1.3 billion, down 6.5% from $1.4 billion for the same period last year, primarily due to the exit from wireless communications and reductions in non-core business during fiscal 2005.  Revenue, net of subcontractor costs, for fiscal 2005 was $899.2 million, a decrease of 7.8%, from $975.2 million for fiscal 2004.  Including the non-cash impairment charge of $105.6 million, loss from operations for fiscal 2005 was $113.7 million compared to income of $49.6 million for the same period last year.  Loss from discontinued operations, net of tax, was $0.8 million versus income of $0.3 million for the same period last year.  Net loss for fiscal 2005 was $99.5 million compared to net income of $23.7 million for the same period last year.  Diluted loss per share from continuing operations was $1.74 compared to earnings of $0.41 per share for fiscal 2004.  Diluted loss per share from discontinued operations was $0.01 versus $0.0 last year.  Overall, diluted loss per share was $1.75 versus net diluted earnings per share of $0.41 last year.

In thousands, except EPS (preliminary)

	Three Months Ended		Twelve Months Ended
	Oct. 2, 2005	Oct. 3, 2004	Oct. 2, 2005*	Oct. 3, 2004
Revenue	$351,184	$379,252	$1,286,031	$1,376,159

Revenue, Net of Subcontractor Costs	230,424	257,004	899,179	975,209

Income/(Loss) from Operations	18,246	(11,707)	(113,667)	49,647

Income/(Loss) from Continuing Operations	12,469	(8,879)	(98,678)	23,469

Income/(Loss) from Discontinued Operations, Net of Tax	(3,413)	(2,382)	(791)	272

Net Income/(Loss)	9,056	(11,260)	(99,469)	23,742

Basic Earnings (Loss) Per Share:

Income (Loss) from Continuing Operations	$0.22	$(0.16)	$(1.74)	$0.42

Income (Loss) from Discontinued Operations	(0.06)	(0.04)	(0.01)	—

Net Income (Loss)	$0.16	$(0.20)	$(1.75)	$0.42

Diluted Earnings (Loss) Per Share:

Income (Loss) from Continuing Operations	$0.22	$(0.16)	$(1.74)	$0.41

Income (loss) from Discontinued Operations	(0.06)	(0.04)	(0.01)	—

Net Income (Loss)	$0.16	$(0.20)	$(1.75)	$0.41

Weighted Average Common Shares Outstanding:
Basic	57,026	56,382	56,736	55,969
Diluted	57,546	56,382	56,736	57,288

*           Results include a non-cash impairment charge in the second quarter of fiscal 2005 of $105.6 million for goodwill and other identifiable intangible assets.

Business Outlook

The following projections are based on current expectations.  These projections are forward-looking and the actual results could differ materially.  These projections do not include the potential impact of acquisitions or other similar transactions that may be completed after the date of this release.  As previously disclosed, the Company continues to exit from its non-core

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construction-related business and is continuing its investigation of certain possible irregular activities at one of its operating units.  Although absolute assurance cannot be given at this time, the Company does not believe that the completion of this investigation will require material changes to its financial statements.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

The divestiture of non-core business will reduce fiscal 2006 revenue, net of subcontractor costs, by approximately 15%.  Tetra Tech expects diluted earnings per share for the first quarter of fiscal 2006 to be in the range of $0.14 to $0.16 before the effect of FASB 123R.  Revenue, net of subcontractor costs, for the first quarter is expected to range from $215 million to $225 million.  For fiscal 2006, Tetra Tech expects diluted earnings per share to be in the range of $0.68 to $0.75 before the effect of FASB 123R.  Revenue, net of subcontractor costs, for fiscal 2006 is expected to range from $850 million to $950 million.

The Company continues to examine the effect of FASB 123R, which is expected to be approximately $0.09 to $0.10 diluted earnings per share during fiscal 2006.

Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the third quarter results through a link posted on the Company’s web site at www.tetratech.com on November 17, 2005 at 8:00 a.m. (PDT).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber at (626) 351-4664

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements.  Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; the impact of downturns in the financial markets and reductions in government budgets; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; failure to properly manage projects; acquisition strategy risks; management of growth strategy; use of the percentage-of-completion method of accounting; adverse resolution of an IRS examination; loss of key

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personnel or the inability to attract and retain qualified personnel; implementation of the enterprise resource planning system; international operations risks; credit risks associated with commercial clients; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the inability to accurately estimate contract risks, revenue and costs; backlog cancellation and adjustments; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontractors; changes in existing environmental laws, regulations or programs; competition; restrictive covenants in debt agreements; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; changes in accounting for equity-related compensation; expenses associated with corporate governance; and disruption of operations due to computer viruses or terrorism.  Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change.  Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year.  Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

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TETRA TECH, INC.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	October 2, 2005	October 3, 2004	% Change	October 2, 2005	October 3, 2004	% Change

Revenue	$351,184	$379,252	-7.4	$1,286,031	$1,376,159	-6.5
Subcontractor costs	120,760	122,248	-1.2	386,852	400,950	-3.5

Revenue, net of subcontractor costs	230,424	257,004	-10.3	899,179	975,209	-7.8

Other contract costs	183,919	238,187	-22.8	791,788	823,950	-3.9

Gross profit	46,505	18,817	147.1	107,391	151,259	-29.0

Selling, general and administrative expenses	28,259	30,524	-7.4	115,446	101,612	13.6
Impairment of goodwill and other intangible assets	—	—	—	105,612	—	—

Income (loss) from operations	18,246	(11,707)	255.9	(113,667)	49,647	-329.0

Interest expense - net	2,338	2,691	-13.1	11,163	9,675	15.4

Income (loss) from continuing operations before income tax expense	15,908	(14,398)	210.5	(124,830)	39,972	-412.3

Income tax expense (benefit)	3,439	(5,519)	162.3	(26,152)	16,503	-258.5

Income (loss) from continuing operations	12,469	(8,879)	240.4	(98,678)	23,469	-520.5

Income (loss) from discontinued operations, net of tax (1)	(3,413)	(2,381)	43.3	(791)	273	-389.7

Net income (loss)	$9,056	$(11,260)	180.4	$(99,469)	$23,742	-519.0

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.22	$(0.16)	237.5	$(1.74)	$0.42	(514.3)
Income (loss) from discontinued operations, net of tax	(0.06)	(0.04)	41.7	(0.01)	0.00	(385.8)
Net income (loss)	$0.16	$(0.20)	180.0	$(1.75)	$0.42	(516.7)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.22	$(0.16)	237.5	$(1.74)	$0.41	(524.4)
Income (loss) from discontinued operations, net of tax	(0.06)	(0.04)	40.4	(0.01)	0.00	(392.6)
Net income (loss)	$0.16	$(0.20)	180.0	$(1.75)	$0.41	(526.8)

Weighted average common shares outstanding:
Basic	57,026	56,382	1.1	56,736	55,969	1.4
Diluted	57,546	56,382	2.1	56,736	57,288	-1.0

Percentage of revenue, net of subcontractor costs:
Revenue, net of subcontractor costs	100.0%	100.0%		100.0%	100.0%
Other contract costs	79.8%	92.7%		88.1%	84.5%

Gross profit	20.2%	7.3%		11.9%	15.5%

Selling, general and administrative expenses	12.3%	11.9%		12.8%	10.4%
Impairment of goodwill and other intangible assets	0.0%	0.0%		11.7%	0.0%

Income (loss) from operations	7.9%	-4.6%		-12.6%	5.1%

Interest expense - net	1.0%	1.0%		1.2%	1.0%

Income (loss) from continuing operations before income tax expense	6.9%	-5.6%		-13.8%	4.1%

Income tax expense (benefit)	1.5%	-2.1%		-2.9%	1.7%

Income (loss) from continuing operations	5.4%	-3.5%		-10.9%	2.4%

(1) Net of tax of $2.2 million and tax of $0.5 million for the three months and twelve months ended October 2, 2005.  Net of tax benefit of $1.1 million and tax expense of $0.2 million for the three months and twelve months ended October 3, 2004.  Fiscal 2005 includes $0.9 million pre-tax or $2.4 million after-tax for the gain on disposal of discontinued operations for the three and twelve month periods.

TETRA TECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	October 2, 2005	October 3, 2004
Assets
Current Assets:
Cash and cash equivalents	$26,174	$43,212
Accounts receivable - net	315,364	357,181
Prepaid expenses and other current assets	21,139	22,134
Income tax receivable	14,141	6,774
Current assets of discontinued operations	14,037	23,367
Total current assets	390,855	452,668

Property and equipment:
Equipment, furniture, and fixtures	73,260	79,900
Leasehold improvements	9,021	9,266
Total	82,281	89,166

Accumulated depreciation and amortization	(50,498)	(51,374)
Property and equipment - net	31,783	37,792

Deferred income taxes	7,431	—
Income tax receivable	33,800	33,800
Goodwill	159,175	254,553
Intangible and other assets - net	18,832	25,400
Noncurrent assets of discontinued operations	6,167	4,295

Total assets	$648,043	$808,508

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts Payable	$91,750	$103,511
Accrued compensation	51,306	54,812
Billing in excess of costs	48,611	28,941
Deferred income taxes	5,125	4,891
Current portion of long-term obligations	17,800	58,868
Other current liabilites	47,391	47,436
Current liabilities of discontinued operations	7,260	9,381
Total current liabilities	269,243	307,840

Deferred income taxes	—	10,823
Long-term obligations	74,138	92,062
Noncurrent liabilities of discontinued operations	47	283

Commitments and contingencies

Stockholders’ Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding as of October 2, 2005 and October 3, 2004	—	—
Exchangeable Stock of subsidiary	—	1,426
Common stock - authorized, 85,000 shares of $0.01 par value; issued and outstanding 57,048 and 56,305 shares as of October 2, 2005 and October 3, 2004, respectively	570	563
Additional Paid in Capital	251,112	243,490
Accumulated other comprehensive income	757	375
Retained earnings	52,176	151,646

Total stockholders’ equity	304,615	397,500

Total liabilities and stockholders’ equity	$648,043	$808,508